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                                                                    EXHIBIT 20.1

CONTACT:
    Tom Steinbauer
    Senior Vice President, Chief Financial Officer
    Ameristar Casinos
    702-567-7037


                       AMERISTAR CASINOS ANNOUNCES PRICING
                 FOR DEBT TENDER OFFER -- 100% OF NOTES TENDERED


LAS VEGAS, NEV., DEC. 14, 2000 -- Ameristar Casinos, Inc. announced today the pricing for its previously announced tender offer (the "Tender Offer") for all of its 10-1/2 percent Senior Subordinated Notes due 2004, Series B (the "Notes"). Ameristar Casinos has received tenders and consents representing 100 percent of the aggregate principal amount of Notes.

        Based on the yield on the reference treasury security at 2:00 p.m., New York City time, on Dec. 14, 2000, and assuming the Notes are accepted for purchase on Dec. 20, 2000, the consideration to be paid in connection with the Tender Offer, determined in accordance with the pricing formula set forth in the Offer to Purchase and Consent Solicitation Statement dated Nov. 20, 2000, will be $1,074.22 per $1,000 principal amount of the Notes. In addition, tendering noteholders will receive accrued and unpaid interest to, but not including, the date on which the Notes are accepted for purchase.

        Unless extended, the Tender Offer will expire at midnight, New York City time, on Monday, Dec. 18, 2000. Ameristar Casinos' obligation to accept the Notes for payment

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TENDER OFFER PRICING
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is subject to the terms and conditions set forth in the Offer to Purchase and
Consent Solicitation Statement dated Nov. 20, 2000, including completion of Ameristar Casinos' acquisition, through its subsidiaries, of gaming and entertainment facilities in Kansas City, Missouri and St. Charles, Missouri from subsidiaries of Station Casinos, Inc. These acquisition transactions are subject to a number of conditions, including gaming and other regulatory approvals.

        This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The Tender Offer is being made solely by, and remains subject to, the Offer to Purchase and Consent Solicitation Statement dated Nov. 20, 2000.

        This press release contains certain forward-looking statements. These forward-looking statements generally can be identified by the context of the statement or the use of words such as Ameristar Casinos or its management "believes," "anticipates," "intends," "expects, "plans," or words of similar meaning. Similarly, statements that describe Ameristar Casinos' future plans, objectives, strategies or goals are forward-looking statements. Although management believes that the assumptions underlying the forward-looking statements are reasonable, these assumptions and the forward-looking statements are subject to various factors, risks and uncertainties, many of which are beyond the control of Ameristar Casinos, including but not limited to, uncertainties concerning the consummation of the tender offer and the consummation of the acquisition transactions. Accordingly, actual results could differ from those

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TENDER OFFER PRICING
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contemplated by the forward-looking statements contained in this press release.
Attention is directed to "Item 1. Business -- Risk Factors" in the Annual Report on Form 10-K of Ameristar Casinos, Inc. for the fiscal year ended Dec. 31, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources" in the Quarterly Report on Form 10-Q of Ameristar Casinos, Inc. for the fiscal quarter ended Sept. 30, 2000 for a discussion of some of the factors, risks and uncertainties that could affect Ameristar Casinos' future results.

        Ameristar Casinos, Inc., a publicly traded company (NASDAQ ticker symbol: (ASCA) with a strong background in the gaming and hospitality industry dating back to 1954, owns and operates Cactus Pete's Resort Casino and The Horseshu Hotel & Casino in Jackpot, Nev., Ameristar Casino Hotel Vicksburg in Vicksburg, Miss., Ameristar Casino Hotel Council Bluffs in Council Bluffs, Iowa, and The Reserve Hotel Casino in Henderson, Nev. in metropolitan Las Vegas.

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          Visit Ameristar Casinos' Web site at www.ameristarcasinos.com

             (which shall not be deemed to be incorporated in or a
                          part of this press release)